FOR VALUE RECEIVED, Naked Brand Group Inc., a Nevada corporation (the “Borrower), promises to pay to Alan Aaron or its Assignees (the “Lender”) the Principal Sum along with the Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Lender (the “Effective Date”).

The consideration is $250,000 (two hundred and fifty thousand) payable by wire which shall be paid by the Lender upon closing of this Note.

1. Principal Sum. The principal sum is $309,062.50 (three hundred nine thousand and sixty two) (the “Principal Sum”). The Principal Sum is comprised of: (i) the principal balance of $250,000 (the “Principal Balance”); (ii) a one-time interest charge of 15% or $37,500 (the “OID”); and (iii) an amount of $21,562.50, being the remaining principal balance due on the promissory note dated September 4, 2013 between the Borrower and the Lender (the “First Note”).

2. Maturity. The maturity date is 6 (six) months from the Effective Date (the “Maturity Date”) and is the date upon which the Principal Sum of this Note shall be due and payable.

3. Repayment. The Borrower may repay this Note at any time on or before the Maturity Date without penalty. Principal repayments are due as outlined in the Payment Schedule (Exhibit A) during the term of the Note. The OID of $37,500 and the remaining balance due in connection with the First Note of $21,562.50 will be repayable on the Maturity Date, as outlined in the Payment Schedule.

4. Conversion. The OID may be converted on the Maturity Date, at the option of the Lender, into shares of common stock of the Borrower at a conversion price of $0.10 per share by delivering to the Borrower of a completed notice of conversion in the form attached hereto as Exhibit D (the “Conversion Notice”) on the Maturity Date.

The delivery of the Conversion Notice duly executed by the Lender shall be deemed to constitute a contract between the Lender and the Borrower whereby (i) the Lender subscribes for the number of shares to which the Lender shall be entitled to receive upon such conversion, (ii) the Lender releases, upon receipt of the shares issued in respect of the conversion, the Borrower from all liability thereon or from all liability with respect to the OID converted, and (iii) the Borrower agrees that the surrender of the OID for conversion constitutes full payment of the subscription price for the shares issuable on such conversion and that such shares will be issued as fully paid and non-assessable shares of the Borrower.

Notwithstanding anything herein contained, the Borrower shall in no case be required to issue fractional shares or to pay any cash adjustment in lieu of any fractional share upon the conversion of this Note. Any fractions will be rounded to the nearest whole number with fractions of one-half or greater being rounded to the next higher whole number and fractions of less than one-half being rounded to the next lower whole number.

5. Default. The following are events of default under this Note: (i) Borrower shall fail to pay any principal sum or payment under the Note when due and payable, and does not cure such failure by paying any such amounts due and payable within 10 days of such due date; or (ii) the Borrower generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (iii) the Borrower shall make a general assignment for the benefit of its creditors; or (iv) the Borrower shall file a petition for relief under any bankruptcy, insolvency, or similar law (domestic or foreign); or (v) an involuntary proceeding shall be commenced or filed against the Borrower.

6. Remedies. In the event of default, the outstanding principal amount of this Note and any other amounts owing in respect thereof shall become, at the Lender’s election, immediately due and payable in cash at the Mandatory Default Amount. The Mandatory Default Amount consists of (i) the remaining Principal Sum outstanding under the Note; and (ii) reimbursement of reasonable attorney’s fee and costs.

7 Security. The Principal Sum due under this Note will be unsecured.

8. Assignability. The Borrower shall not assign this Note. This Note will be binding upon the Borrower and its successors and will accrue to the benefit of the Lender and may be assigned by the Lender to anyone of its choosing without the Borrower’s approval.

9. Governing Law. This Note will be governed by, and enforced in accordance with the laws of the state of New York.

10. Extinguishment of First Note. The Lender acknowledges that the remaining principal balance due under the First Note will be repaid as consideration for the Principal Sum due under the Note.

DATED this 13th day of January 2014

Borrower:

/s/Joel Primus
Joel Primus
Naked Brand Group Inc.
Chief Executive Officer

Date: January 13, 2014

Lender:

/s/Alan Aaron
Alan Aaron

Date: January 13, 2014

Exhibit A

Date	Principal	Interest	Total Payment
February 13, 2014	$ 41,666.67	Nil	$ 41,666.67
March 13, 2014	$ 41,666.67	Nil	$ 41,666.67
April 13, 2014	$ 41,666.67	Nil	$ 41,666.67
May 13, 2014	$ 41,666.67	Nil	$ 41,666.67
June 13, 2014	$ 41,666.67	Nil	$ 41,666.67
July 13, 2014	$ 63,229.15	$ 37,500.00	$ 100,729.15
Total payments	$ 271,562.50	$ 37,500.00	$ 309,062.50

EXHIBIT D

FORM OF CONVERSION NOTICE

TO:   NAKED BRAND GROUP INC. (the “Corporation”)

          The undersigned, being the Lender defined in the Promissory Note dated January 13, 2014 granted by the Corporation (the “Note”) hereby subscribes for shares of the Corporation, on the terms specified in the Note, to the extent of $21,562.50 of the OID. The Note is hereby tendered to the Corporation and will, upon due issuance of the Shares aforesaid and, if required, any replacement Note for any portion of the Note not converted, be null and void.

          The Shares subscribed for will be issued as set forth below and will be mailed or delivered to the address set forth below.

          Capitalized terms not defined on this Conversion Notice have the meanings ascribed to them in the Note.

          DATED this                          day of                                         , 20      .

By:

Name:

Title:

Print below the name and address in full of the Lender in whose name the Shares subscribed for are to be issued.

Name:
Address:
Tax ID, if applicable: